Exhibit 10.5

EXECUTION

THE DISTRICT

2400 DISTRICT AVENUE

BURLINGTON, MASSACHUSETTS

OFFICE LEASE AGREEMENT

BETWEEN

NEEP INVESTORS HOLDINGS LLC, a Delaware limited liability company

(“LANDLORD”)

AND

SCPHARMACEUTICALS INC., a Delaware corporation

(“TENANT”)

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this “Lease”) is made and entered into as of June 2, 2017, by and between NEEP INVESTORS HOLDINGS LLC, a Delaware limited liability company (“Landlord”) and SCPHARMACEUTICALS INC., a Delaware corporation (“Tenant”). The following exhibits and attachments are incorporated into and made a part of this Lease: Exhibit A-1 (Outline and Location of Premises), Exhibit A-2 (Description of Property), Exhibit B (Expenses and Taxes), Exhibit C (Work Letter), Exhibit D (Commencement Letter), Exhibit E (Building Rules and Regulations), and Exhibit F (Additional Provisions).

1.	Basic Lease Information.

1.01    “Building” shall mean the building located at 2400 District Avenue, Burlington, Massachusetts 01803. “Rentable Square Footage of the Building” is deemed to be 103,184 square feet.

1.02    “Park” shall mean the office park in Burlington, Massachusetts containing 10 office buildings and related improvements commonly known as The District, or such other name by which Landlord may hereafter elect to have it referred.

1.03    “Premises” shall mean the area shown on Exhibit A-1 to this Lease. The Premises are located on the third (3rd) floor of the Building and known as Suite 310. The “Rentable Square Footage of the Premises” is deemed to be 13,066 rentable square feet. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building, and the Rentable Square Footage of the Premises are correct. The Premises exclude Common Areas (as defined below). If the Premises include less than the entire rentable area of any floor, then the Premises also exclude the common corridors, elevator lobby and toilets located on such floor.

1.04    “Base Rent”:

Months of Term	Annual Rate Per Square Foot		Annual Base Rent		Monthly Base Rent
Months 1-4	$0		$0		$0
Months 5-12*	$31.50	*	$315,000.00	*	$26,250.00	*
Months 13-24	$32.50		$424,645.00		$35,387.08
Months 25-36	$33.50		$437,711.00		$36,475.92
Months 37-48	$34.50		$450,777.00		$37,564.75
Months 49-63	$35.50		$463,843.00		$38,653.58

*	Notwithstanding the Rentable Square Footage of the Premises, Base Rent during the period from Month 5 through Month 12 shall be calculated as if the Rentable Square Footage of the Premises were only 10,000 rentable square feet; provided however, that if Tenant shall Default under this Lease prior to the end of Month 12, then Base Rent for the remainder of this period shall be calculated based on the actual Rentable Square Footage of the Premises.

1.05    “Tenant’s Pro Rata Share”: 12.6628%

“Base Year” for Taxes (defined in Exhibit B): Fiscal Year (defined below) 2017 (i.e., July 1, 2016 to June 30, 2017); “Base Year” for Expenses (defined in Exhibit B): calendar year 2017.

For purposes hereof, “Fiscal Year” shall mean the Base Year for Taxes and each period of July 1 to June 30 thereafter.

1.06    “Term”: The period commencing on the Commencement Date (defined below) and, unless terminated earlier in accordance with this Lease, ending on the last day of the 63rd full calendar month following the Commencement Date (the “Termination Date”).

1.07    “Commencement Date”: The date upon which Landlord delivers possession of the Premises to Tenant with the Landlord Work (as defined below) substantially complete; provided, however, that if Landlord shall be delayed in substantially completing the Landlord Work in the Premises as a result of the occurrence of a Tenant Delay (as defined below), then, for purposes of determining the Commencement Date, the date of substantial completion shall be deemed to be the day that the Landlord Work would have been substantially completed absent any such Tenant Delay.

1.08    “Target Commencement Date”: August 24, 2017

1.09    “Rent Commencement Date”: The date that is four (4) calendar months following the Commencement Date; provided that if Tenant shall Default under this Lease prior to the Rent Commencement Date, the Rent Commencement Date shall be deemed to be the Commencement Date.

1.10    “Security Deposit”: $182,379.60 in the form of a Letter of Credit as set forth in Section 6 hereof.

1.11    “Brokers”: T3 Advisors, who represented Tenant in connection with this transaction, and Cushman and Wakefield, who represented Landlord in connection with this transaction.

1.12    “Permitted Use”: General office use and for no other purpose.

1.13    “Notice Address(es)”:

Landlord: NEEP Investors Holdings LLC c/o National Development 2310 Washington Street Newton Lower Falls, MA 02462 Attention: President With copies of any notices to Landlord sent to:	Tenant: Prior to the Commencement Date: ScPharmaceuticals Inc. 131 Hartwell Avenue, Suite 215 Lexington, MA 02421 Attn: Chief Financial Officer From and after the Commencement Date:

National Development 2310 Washington Street Newton Lower Falls, MA 02462 Attn: Richard P. Schwartz, Esq.	ScPharmaceuticals Inc. 2400 District Avenue Suite 310 Burlington, MA 01803 Attn: Chief Financial Officer

1.14    “Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). “Building Service Hours” are 8:00 A.M. to 6:00 P.M. on Business Days and 9:00 A.M. to 1:00 P.M. on Saturdays.

1.15    “Landlord Work” as defined in Section 3.02 hereof.

1.16    “Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located. The Property is more particularly described on Exhibit A-2, attached.

1.17    “Letter of Credit” as described in Section 6 hereof.

2.	Lease Grant.

Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. Tenant has the non-exclusive right to use any portions of the Property that are designated by Landlord from time to time for the common use of tenants and others, including without limitation exterior walls, the common stairways and stairwells, and common toilets, entranceways and lobbies, elevators and elevator wells, fan rooms, electric and telephone closets (other than those exclusively serving the Premises, if any), janitor closets, freight elevators and loading areas, and pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Property (exclusively or in common) and other common areas and facilities from time to time designated as such by Landlord (the “Common Areas”), including, without limitation, parking as set forth in Exhibit F attached hereto.

3.	Condition of Premises; Landlord Work.

3.01    Condition of Premises. Tenant has inspected the Premises and agrees to accept the same in their “as is” condition and configuration without any representations or warranties by Landlord and with no obligation on the part of Landlord to perform any alterations, improvements or additions in, or to, the Premises, other than the Landlord Work (as defined below). By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition, subject only to the completion, if applicable, of punch list items as set forth below and Landlord’s correction of any latent defects within one (1) year of substantial completion of the Landlord Work as set forth in Section 3.02. Subject to the terms of Section 3.03 below, Tenant shall not be permitted to take possession of or enter the Premises prior to the Commencement Date without Landlord’s permission.

3.02    Landlord Work. Landlord shall perform the work shown and described on the Premises fit plan attached hereto as Exhibit C-1 (the “Plan”) to prepare the Premises for occupancy by Tenant, in a good and workmanlike manner, and in accordance with the Building Standard Specifications attached hereto as Exhibit C-2 and applicable Laws (as defined below) (the “Building Standard Specifications”) and subject to the terms of the Work Letter attached hereto as Exhibit C (the “Landlord Work”), and, subject to Force Majeure (as hereinafter defined), and Tenant Delay shall use commercially reasonable efforts to cause the Commencement Date to occur on about the Target Commencement Date, but without penalty, cost or liability to Landlord in connection with any failure to do so; provide however, that in the event that the Commencement Date has not occurred, for any reason other than a Tenant Delay or Force Majeure delay, on or before (a) the date that is thirty (30) days after the Target Commencement Date, then Tenant shall be entitled to an abatement of Base Rent equal to one (1) day for each day until the Commencement Date occurs beginning on such thirtieth (30th) day and continuing until the date that is sixty (60) days after the Target Commencement Date, and, if applicable, (b) the date that is sixty (60) days after the Target Commencement Date, then Tenant shall be entitled to an abatement of Base Rent equal to two (2) days for each day beginning on such sixtieth (60th) day and continuing until the Commencement Date occurs. The Landlord Work shall be deemed to be substantially completed (and substantial completion shall be deemed to have occurred) on the later to occur of (i) the date that Landlord reasonably determines that all Landlord Work in such space has been performed (or would have been performed absent any Tenant Delays), other than any details of construction, mechanical adjustment or any other matter, the non-completion of which does not materially interfere with Tenant’s use of the Premises; and (ii) the date Landlord receives from the appropriate governmental authorities, with respect to the Landlord Work performed by Landlord or its contractors in the Premises, all approvals necessary for Tenant’s initial occupancy of the Premises. Tenant’s acceptance of possession of the Premises shall be subject to Landlord’s obligation to complete any aspects of the Landlord Work as may be set forth on a construction punch list prepared by Landlord and Tenant in accordance with the terms hereof. Prior to substantial completion of the Landlord Work in the Premises, but in no event later than five (5) days following notice from Landlord to Tenant requesting to schedule such inspection, Landlord and Tenant shall together conduct an inspection of the space and prepare a “punch list” setting forth any portions of the Landlord Work that are not in conformity with the Landlord Work as required by the terms of this Lease. Notwithstanding the foregoing, at the request of Landlord, such construction punch list shall be mutually prepared by Landlord and Tenant prior to the date on which Tenant first begins to move its furniture, equipment or other personal property into any portion of the Premises (or such later date acceptable to Landlord), if in Landlord’s reasonable determination such activity by Tenant could result in damage to the Premises or the Landlord Work. Landlord, as part of the Landlord Work, shall use diligent and good faith efforts to complete all such items as soon as is reasonably practicable following the preparation of the punch list, and Tenant shall provide access to the Premises for the completion of such work, but in no event more than sixty (60) days following the Commencement Date.

3.03    Early Access to Premises. If Tenant is permitted by Landlord to take possession of the Premises before the Commencement Date, such possession shall be subject to the terms and conditions of the Lease, and Tenant shall pay Base Rent and Additional Rent applicable to the Premises to Landlord for each day of possession prior to the Commencement Date for same. Notwithstanding the foregoing, provided such access does not materially interfere with the performance of the Landlord Work, Tenant shall have access to, and shall not be required to pay Rent for (except for the cost of any building services requested by Tenant during any such period), the Premises during the period that is thirty (30) days prior to the Commencement Date for the sole purpose of installing telephone and data cabling, furniture, fixtures, equipment or other personal property.

3.04    Commencement Letter. Promptly following the date on which the Commencement Date has been determined, Landlord and Tenant shall execute and deliver a commencement letter in substantially the form attached hereto as Exhibit D (the “Commencement Letter”), which Commencement Letter shall memorialize the Commencement Date, Rent Commencement Date, Transaction Costs and Termination Date; provided, however, the failure of either party to execute the Commencement Letter shall not affect the rights of either party hereunder.

4.	Rent.

4.01    From and after the Commencement Date, Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant on or before thirty (30) days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check payable in United States of America currency or by other means designated by Landlord from time to time. If Tenant does not pay any Rent when due hereunder, Tenant shall pay Landlord an administration fee in the amount of $500.00, provided that Tenant shall be entitled to a grace period of up to five (5) days for the first late payment of Rent in a calendar year; provided, however, Landlord shall waive the administration fee for one (1) late payment in any twelve (12) month period during the Term. In addition, past due Rent shall accrue interest at twelve percent (12%) per annum, and Tenant shall pay Landlord a reasonable fee for any checks returned by Tenant’s bank for any reason. Nothing in this paragraph shall be deemed to waive or condition any claim of Default by Landlord for Tenant’s failure to timely pay Rent, which is governed by Section 18, below. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the oldest obligation due from Tenant hereunder, then to any current Rent then due hereunder, notwithstanding any statement to the contrary contained on or accompanying any such payment from Tenant. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s obligation so to pay Rent under the Lease shall be absolute, unconditional, and independent and shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or, except as expressly provided in the Lease, any casualty or taking, or any failure by Landlord to perform or other occurrence; and Tenant waives all rights now or hereafter existing to assert any defense in the nature of constructive eviction to any action seeking to recover Rent.

4.02    Tenant shall pay Tenant’s Pro Rata Share of Expense Excess and Tax Excess in accordance with Exhibit B of this Lease.

5.	Compliance with Laws; Use.

The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act and the rules and regulations of the Massachusetts Architectural Access Board (“Law(s)”), regarding the operation of Tenant’s business, the use, condition, configuration and occupancy of the Premises and the Building systems located in or exclusively serving the Premises.

Notwithstanding anything to the contrary contained herein, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the Premises or the “Base Building” (defined below), but only to the extent such obligations are triggered by Tenant’s specific use of the Premises, other than for general office use, or Alterations or improvements in the Premises performed or requested by Tenant (other than Landlord Work). “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Effective as of the Effective Date, Landlord agrees that, to the best of its knowledge, the Base Building (as defined below) and the Base Building systems are in good working order and condition, are in compliance with all Laws, and are fit for their intended purposes. Tenant shall not exceed the standard density limit for the Building. Tenant shall comply with the rules and regulations of the Building attached as Exhibit E and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations (defined in Section 9.03). All such changes to rules and regulations will be sent by Landlord to Tenant in writing. In the event of a conflict between the rules and regulations and the terms of this Lease, the terms of this Lease shall control. Landlord shall not knowingly enforce the rules and regulations against Tenant in a discriminatory manner.

6.	Security Deposit.

The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of damages. If Tenant is in Default, Landlord may from time to time and without prejudice to any other remedy provided in this Lease or by Law, use all or a portion of the Security Deposit to the extent necessary to satisfy past due Rent or to satisfy any other loss or damage resulting from Tenant’s Default under this Lease. If Landlord uses any portion of the Security Deposit, Tenant, within 10 days after written demand, shall restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within forty-five (45) days following the Termination Date or earlier expiration of this Lease. Landlord may assign the Security Deposit to a successor or transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

Notwithstanding anything in this Section 6 to the contrary, Tenant shall satisfy the requirement of delivery of the Security Deposit by the delivery to Landlord of an unconditional and irrevocable letter of credit (“Letter of Credit”) in the amount of the Security Deposit set forth in Section 1.10 above, and in a form acceptable to Landlord in its reasonable discretion. The Letter of Credit shall be issued by a bank reasonably satisfactory to Landlord; provided that Landlord hereby approves Silicon Valley Bank as the issuing bank. Tenant shall ensure that at all times after the execution and delivery of this Lease until forty-five (45) days after the Termination Date, as the same may be extended, an unexpired Letter of Credit in the amount of the Security Deposit set forth in Section 1.10 above shall be in the possession of Landlord. The Letter of Credit shall contain a so-called “evergreen” clause providing that the Letter of Credit shall not be canceled unless the issuing bank delivers thirty (30) days’ prior written notice to Landlord. Tenant shall deliver to Landlord, no later than ten (10) days prior to the expiry date of the then outstanding and expiring Letter of Credit (a) a replacement Letter of Credit or (b) cash in the amount then required as the Security Deposit. Landlord shall be entitled to draw on the Letter of Credit (i) if Tenant fails to deliver any replacement Letter of Credit or pay the amount of the Security Deposit in cash as required, in which event Landlord shall be permitted to retain the entire proceeds of such Letter of Credit for application as the Security Deposit hereunder, (ii) to cure or attempt to cure, in whole or in part, any Default by Tenant under this Lease, in which event Tenant shall replenish the amount so drawn upon demand by Landlord, and (iii) if the credit rating of the long-term debt of the issuer of the Letter of Credit (according to Moody’s or similar national rating agency) is downgraded to a grade below investment rate), or if the issuer of the Letter of Credit shall enter into any supervisory agreement with any governmental authority, or if the issuer of the Letter of Credit shall fail to meet any capital requirements imposed by applicable Law, unless Tenant delivers to Landlord a replacement Letter of Credit complying with the terms of this Lease or cash in the amount required as the Security Deposit within ten (10) days after written demand therefor from Landlord. Each Letter of Credit shall be for the benefit of Landlord and its successors and assigns and shall entitle Landlord or its successors or assigns to draw from time to time under the Letter of Credit in portions or in whole upon presentation of a sight draft and statement by Landlord that Landlord is entitled to draw thereunder pursuant to the terms and provisions of this Lease. Landlord shall have an unrestricted right to transfer the Letter of Credit at any time and to any party selected by the Landlord. Tenant shall pay any transfer commission (fee) and all other costs (hereinafter collectively referred to as the “Transfer Fee”) which may be imposed by the bank issuing the Letter of Credit for the transfer of the Letter of Credit by Landlord. The Tenant’s failure to pay the Transfer Fee, which failure continues for ten (10) days following written notice from Landlord of same, shall constitute a Default of this Lease, and Landlord shall have the right to pursue any and all remedies provided Landlord under this Lease, in equity and at law.

7.	Building Services.

7.01    Landlord shall furnish Tenant with the following services: (a) hot and cold water for use in the Base Building lavatories and drinking purposes; (b) customary heat and air conditioning in season during Building Service Hours (, although (i) Tenant shall have the right to receive HVAC service during hours other than Building Service Hours by paying Landlord’s then standard charge for additional HVAC service and providing such prior notice as is reasonably specified by Landlord (Landlord’s current charge for afterhours HVAC is $60 per hour, subject to change by Landlord from time to time), and (ii) if Tenant is permitted to connect any supplemental HVAC units to the Building’s condenser water loop or chilled water line, such permission shall be conditioned upon Landlord having adequate excess capacity from time to time and such connection and use shall be subject to Landlord’s reasonable approval and reasonable restrictions imposed by Landlord, and Landlord shall have the right to charge Tenant a connection fee and/or a monthly usage fee, as reasonably determined by Landlord; (c) standard janitorial service on Business Days; (d) unattended elevator service; (e) electricity in accordance with the terms and conditions in Section 7.02; (f) access to the Building for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such protective services or monitoring systems, if any, as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards; and (g) subject to Section 26.10, such other services as Landlord reasonably determines are necessary or appropriate for the Property. If Landlord, at Tenant’s request, provides any services which are not Landlord’s express obligation under this Lease, including, without limitation, any repairs which are Tenant’s responsibility pursuant to Section 9 below, Tenant shall pay Landlord, or such other party designated by Landlord, the cost of providing such service plus an administrative charge of ten percent (10%), the same to constitute Additional Rent hereunder.

7.02    Electricity used by Tenant in the Premises shall, at Landlord’s option, be paid for by Tenant by a separate, flat-rate charge (except the same may be increased as hereinafter provided in this Section 7.02) payable by Tenant to Landlord monthly with Rent, initially estimated (at the rate of $1.50 per rentable square foot of the Premises) to be in the amount of $1,633.25 per month ($19,599.00 per annum), payable as Additional Rent hereunder. Landlord shall have the right from time to time to reasonably increase such monthly flat-rate amount payable by Tenant hereunder based on actual increases in the cost of electricity (and/or the generation thereof) to Landlord in connection with the Property with no mark up by Landlord. Without the consent of Landlord, Tenant’s use of electrical service shall not exceed the Building standard usage of six (6) watts per square foot, as reasonably determined by Landlord, based upon the Building standard electrical design load. Landlord shall have the right to measure electrical usage by commonly accepted methods, including the installation of measuring devices such as submeters and check meters. If it is determined that Tenant is using electricity in such quantities or during such periods as to cause the total cost of Tenant’s electrical usage, on a monthly, per-rentable-square-foot basis, to materially exceed that which Landlord reasonably deems to be standard for the Building, Tenant shall pay Landlord Additional Rent for the cost of such excess electrical usage and, if applicable, for the cost of purchasing and installing the measuring device(s).

7.03    Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of maintenance, repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 26.03) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. Notwithstanding the foregoing, if all or any portion of the Premises is rendered Untenantable (as defined below) solely as a result of the failure of any Essential Service (as defined below) due to Landlord’s negligence or willful misconduct and Tenant does not use or occupy the same during said period, then Tenant’s obligation pay Base Rent and Additional Rent hereunder shall be abated in proportion to the portion of the Premises rendered Untenantable until the date on which such Untenantability is cured, provided that such abatement shall not commence until the fifth (5th) Business Day after the date on which Tenant delivers written notice to Landlord of the interruption and an opportunity, within such five (5) Business Day period, to cure same. The rate at which Base Rent or Additional Rent may be abated under this Section 7.03 in any one calendar month shall not exceed twenty-five percent (25%) of the Base Rent payable for such calendar month, provided that any amount not permitted to be taken as an abatement as a result of such monthly cap shall be credited against the Base Rent or Additional Rent next thereafter due under this Lease, subject to such monthly cap. In the event that the foregoing monthly cap would have the effect of depriving Tenant of any portion of abatement to which it is otherwise entitled hereunder due to the number of calendar months remaining in the term, the monthly cap may be increased proportionately to the extent necessary to avoid such result.

As used herein, the terms “Untenantable” and “Untenantability” shall mean that Tenant shall not be reasonably able to use and occupy, or to have access to, the Premises or such applicable portion thereof for the normal conduct of Tenant’s business operations without extraordinary and unreasonable measures being required to be taken by Tenant in order to do so. As used herein, the term “Essential Services” shall mean, in each case to the extent of Landlord’s obligation to provide such service under this Lease, (i) access to the Premises, (ii) HVAC, (iii) use of one (1) or more elevators in the Building, (iv) electricity, (v) parking, (vi) water and (vii) sewer/septic service.

8.	Leasehold Improvements.

All improvements in and to the Premises, including any Alterations (defined in Section 9.03) (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant, provided that Tenant, at its expense, shall remove any Cable (defined in Section 9.01 below). In addition, Landlord, by written notice to Tenant at least thirty (30) days prior to the Termination Date, may require Tenant, at Tenant’s expense, to remove any Alterations that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (the Cable and such other items collectively are referred to as “Required Removables”). Required Removables shall include, without limitation, internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications; provided, however, in no event shall Tenant be required to remove any of the Landlord Work. The Required Removables shall be removed by Tenant on or prior to the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense. Tenant, at the time it requests approval for a proposed Alteration, may request in writing that Landlord advise Tenant whether the Alteration, or any portion thereof, is a Required Removable. Within ten (10) days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the alteration or other improvements are Required Removables.

9.	Repairs and Alterations.

9.01    Tenant shall promptly provide Landlord with notice of any conditions within the Premises that are dangerous or in need of maintenance or repair. Tenant, at its sole cost and expense, shall perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear and casualty and condemnation excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) Alterations (described in Section 9.03); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant, whether such items are installed by Tenant or are currently existing in the Premises; and (g) electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”). All repairs and other work performed by Tenant or its contractors, including that involving Cable, shall be subject to the terms of Section 9.03 below. If Tenant fails to make any repairs to the Premises for more than fifteen (15) days after written notice from Landlord (although notice shall not be required in an emergency) within applicable cure periods pursuant to Article 18 hereof, Landlord may make the repairs, and, within thirty (30) days after demand, Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to ten percent (10%) of the cost of the repairs.

9.02    Landlord shall keep and maintain in good repair and working order and perform maintenance upon the: (a) structural elements of the Building; (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (c) Common Areas; (d) roof of the Building; (e) exterior windows of the Building; and (f) elevators serving the Building. Landlord shall promptly make repairs for which Landlord is responsible.

9.03    Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, such consent not to be unreasonably withheld, conditioned or delayed. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building (defined in Section 5); and (d) does not require work to be performed inside the walls or above the ceiling of the Premises. Cosmetic Alterations shall be subject to all the other provisions of this Section 9.03. Prior to starting work, Tenant shall furnish Landlord with plans and specifications (which shall be in CAD format if requested by Landlord); names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building and vertical Cable, as may be described more fully below); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord and the managing agent for the Building (or any successor(s)) as additional insureds; and any security for performance in amounts reasonably required by Landlord. Landlord may designate specific contractors with respect to oversight, installation, repair, connection to, and removal of vertical Cable. All Cable shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Cable with wire) to show Tenant’s name, suite number, and the purpose of such Cable (i) every six (6) feet outside the Premises (specifically including, but not limited to, the electrical room risers and any Common Areas), and (ii) at the termination point(s) of such Cable. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord, and Tenant shall ensure that no Alteration impairs any Building system or Landlord’s ability to perform its obligations hereunder. Tenant shall reimburse Landlord for any sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. Upon completion, Tenant shall furnish “as-built” plans (in CAD format, if requested by Landlord) for non-Cosmetic Alterations, completion affidavits and full and final waivers of lien. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Cosmetic Alterations equal to ten percent (10%) of the cost of the non-Cosmetic Alterations. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law.

Landlord agrees not to withhold or delay its consent unreasonably to any Alterations that (i) do not affect base Building systems or the structure of the Building, (ii) are not visible from the outside the Premises, and (iii) would not materially detract from the aesthetic integrity of the Building or its design. Landlord shall not be deemed to have acted unreasonably if it withholds its consent because, in Landlord’s opinion, such work: could affect the safety of the Building or its occupants; would increase Landlord’s cost of repairs, insurance or furnishing services or otherwise adversely affect Landlord’s ability to efficiently operate the Building or furnish services to Tenant or other tenants; involves toxic or hazardous materials; could be costly or hazardous to remove or demolish; requires entry into another tenant’s premises or use of public areas; or is prohibited by any mortgage on the Building. The foregoing reasons, however, shall not be exclusive of the reasons for which Landlord may withhold consent, whether or not such other reasons are similar or dissimilar to the foregoing.

Subject to the foregoing provisions of this Section 9, including, without limitation, Landlord’s prior written approval of all plans and specifications and Tenant’s contractor, Tenant may, at Tenant’s sole cost and expense, install in the Premises a security card access system compatible with the Building’s security card access system. Tenant shall provide Landlord with access cards or codes necessary for access to the Premises by Landlord in connection with the performance of its obligations and/or the exercise of its rights under this Lease.

10.	Entry by Landlord.

Landlord may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in emergencies or to provide Building services, Landlord shall provide Tenant with reasonable prior written notice (which in such cases may be by email) of entry and shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Service Hours. Entry by Landlord in accordance with this Section shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11.	Assignment and Subletting.

11.01    Except in connection with a Business Transfer (defined in Section 11.04), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord. Landlord shall not unreasonably withhold, condition or delay its consent to any assignment of this Lease if Landlord does not exercise its recapture rights under Section 11.02. Without limitation, it is agreed that Landlord’s consent to any assignment or sublet shall not be considered unreasonably withheld if the proposed transferee is a governmental entity or an occupant of the Building or an occupant of any other buildings within the same project or if the proposed transferee, whether or not an occupant of the Building or an occupant of any other buildings within the same project, is, or has been within the last six (6) months, in discussions with Landlord or any affiliate of Landlord regarding the leasing of space within the Building or within any other buildings within the Park, but only to the extent Landlord has similar space currently available for lease. Without limiting the foregoing, a Transfer shall be deemed to include any change in control in at least fifty percent (50%) of the voting rights/shares of Tenant (other than through a change in the ownership of voting securities listed on a recognized public securities exchange). Any Transfer in violation of this Section shall, at Landlord’s option, be deemed a Default by Tenant as described in Section 18, and shall be voidable by Landlord. In no event shall any Transfer, including a Business Transfer, release or relieve Tenant from any obligation under this Lease, and Tenant shall remain primarily liable for the performance of the tenant’s obligations under this Lease, as amended from time to time. Without otherwise limiting the criteria upon which Landlord may withhold its consent, Landlord shall be entitled to consider all reasonable criteria including, but not limited to, the following: (1) whether or not the proposed transferee is engaged in a business which, and the use of the Premises for the Permitted Use, (2) whether the use to be made of the Premises by the proposed transferee will conflict with any so-called “exclusive” use then in favor of any other tenant of the Building or the Park (Landlord hereby confirming that, as of the Effective Date, there are no such exclusives that affect the Permitted Use), and whether such use would be prohibited by any other portion of this Lease, including, but not limited to, any rules and regulations then in effect, or under applicable Laws, and whether such use imposes a greater load upon the Premises and the Building and the Park services than imposed by Tenant, (3), and (3) the creditworthiness and financial stability of the proposed transferee in light of the responsibilities involved.

11.02    Tenant shall provide Landlord with financial statements for the proposed transferee (or, in the case of a change of ownership or control, for the proposed new controlling entity(ies)), a fully executed copy of the proposed assignment or sublease (or, where applicable, other Transfer) documentation and such other information as Landlord may reasonably request. Within fifteen (15) days after receipt of the required information and documentation, Landlord shall either: (a) consent to any assignment or sublet by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to any assignment or sublet in writing; or (c) in the event of an assignment of this Lease or subletting of more than fifty percent (50%) of the Rentable Square Footage of the Premises for the then remaining Term (excluding unexercised options), recapture the portion of the Premises that Tenant is proposing to assign or sublet. If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer, although Landlord may require Tenant to execute a reasonable amendment or other document reflecting such reduction or termination. Tenant shall pay Landlord a review fee of up to $1,500.00 for Landlord’s out of pocket costs in connection with Landlord’s review of any requested Transfer, whether or not Landlord approves same.

11.03    Tenant shall pay Landlord fifty percent (50%) of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of the excess within thirty (30) days after Tenant’s receipt of the excess. In determining the excess due Landlord, Tenant may deduct from the excess, on a straight-line basis, all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord. In no event shall Tenant be permitted to enter into any sublease or assignment that would result in the characterization of any amounts received by Landlord pursuant to this Section 11.03 as amounts that are not rents from real property as provided under Section 26.13, below.

11.04    Subject to Section 26.13, Tenant may assign this Lease to a successor to Tenant by merger, consolidation, corporate reorganization or the purchase of substantially all of Tenant’s assets, or assign this Lease or sublet all or a portion of the Premises to an Affiliate (defined below), without the consent of Landlord, provided that all of the following conditions are satisfied (a “Business Transfer”): (a) Tenant must not be in Default; (b) Tenant must give Landlord written notice at least fifteen (15) days before such Transfer; and (c) except in the case of an assignment or sublease to an Affiliate, the Credit Requirement (defined below) must be satisfied. Tenant’s notice to Landlord shall include information and documentation evidencing the Business Transfer and showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign and deliver to Landlord a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant. The “Credit Requirement” shall be deemed satisfied if, following the date of the Business Transfer, the financial strength of the resulting Tenant is not less than that of Tenant on the date that the series of events culminating in the applicable Transfer occurred or at the execution of this Lease, whichever is greater, as reasonably determined by Landlord (x) based on credit ratings of such entity and Tenant by both Moody’s and Standard & Poor’s (or by either such agency alone, if applicable ratings by the other agency do not exist), or (y) if such credit ratings do not exist, then in accordance with Moody’s KMV RiskCalc (i.e., the on-line software tool offered by Moody’s for analyzing credit risk) based on CFO-certified financial statements for such entity and Tenant covering their last two fiscal years ending before the Transfer.

11.05    Notwithstanding anything to the contrary contained in this Section 11, neither Tenant nor any other person having a right to possess, use, or occupy (for convenience, collectively referred to in this subsection as “Use”) the Premises shall enter into any lease, sublease, license, concession or other agreement for Use of all or any portion of the Premises which provides for rental or other payment for such Use based, in whole or in part, on the net income or profits derived by any person that leases, possesses, uses, or occupies all or any portion of the Premises (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a transfer of any right or interest in the Use of all or any part of the Premises.

12. Liens.

Tenant shall not permit mechanics’ or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its subtenants or transferees. Tenant shall give Landlord notice at least fifteen (15) days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within fifteen (15) days of written notice of any such liens, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law and, if Tenant fails to do so, Tenant shall be deemed in Default under this Lease and, in addition to any other remedies available to Landlord as a result of such Default by Tenant, Landlord, at its option, may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees. Landlord shall have the right to require Tenant to post a performance or payment bond in connection with any work or service done or purportedly done by or for the benefit of Tenant. Tenant acknowledges and agrees that all such work or service is being performed for the sole benefit of Tenant and not for the benefit of Landlord.

13.	Indemnity and Waiver of Claims.

13.01    Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omission (including violations of Law) of Tenant, its trustees, managers, members, principals, beneficiaries, partners, officers, directors, employees and agents (the “Tenant Related Parties”) or any of Tenant’s transferees, contractors or licensees, in or about the Premises, the Building or the Park. To the extent permitted pursuant to applicable Laws, Tenant hereby waives all claims against and releases Landlord and its trustees, managers, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Section 23) and agents (the “Landlord Related Parties”) from and against all claims, losses, cost, damages, any liability or expense of whatever nature arising from injury, loss, accident or damage to any person or property, arising from or claimed to have arisen (a) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring in the Premises; (b) from the omission, fault, willful act, negligence or other misconduct of Tenant or Tenant’s agents, employees, contractors, licensees or invitees, (c) in connection with Tenant’s use of the Premises or any business conducted therein or any work done or condition created in the Premises by Tenant, its agent, employees or contractors, or anyone claiming by, through or under Tenant, (d) the failure of Tenant to perform and discharge its covenants and obligations under this Lease and, in any case, occurring after the Commencement Date (or such earlier date as of which Tenant takes possession of the Premises) until the expiration of the Term of this Lease and thereafter so long as Tenant is in occupancy of any part of the Premises, (e) Force Majeure, (f) acts of third parties, (g) the bursting or leaking of any tank, water closet, drain or other pipe, (h) the inadequacy or failure of any security or protective services, personnel or equipment, or (i) any matter not within the reasonable control of Landlord.

13.02    Landlord agrees to indemnify, defend and hold the Tenant and the Tenant Related Parties harmless against and from all Losses to a person or property which may be imposed upon, incurred by or asserted against the Tenant, or any of the Tenant Related Parties, by any third party arising out of, or in connection with, any property damage or personal injury occurring at the Property, the Building, the Base Building or the Park, to the extent caused by (a) the negligent act or omission of the Landlord or Landlord Related Parties, or (b) the intentional or willful misconduct of the Landlord or Landlord Related Parties.

14.	Tenant’s Insurance.

14.01    Tenant shall maintain the following coverages in the following amounts:

(a)    Commercial General Liability Insurance covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations and contractual liabilities, including coverage formerly known as broad form, on an occurrence basis, with minimum primary limits of $1,000,000 each occurrence and $2,000,000 annual aggregate (and not more than $25,000 self-insured retention) and a minimum excess/umbrella limit of $3,000,000.

(b)    Property insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property in the Premises installed by, for, or at the expense of Tenant (“Tenant’s Property”), and (ii) any Leasehold Improvements installed by or for the benefit of Tenant, whether pursuant to this Lease or pursuant to any prior lease or other agreement to which Tenant was a party (“Tenant-Insured Improvements”). Such insurance shall be written on a special cause of loss form for physical loss or damage, for the full replacement cost value (subject to reasonable deductible amounts) without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

(c)    Worker’s Compensation and Employer’s Liability or other similar insurance to the extent required by Law.

14.02    Form of Policies. The minimum limits of insurance required to be carried by Tenant shall not limit Tenant’s liability. Such insurance shall (i) be issued by an insurance company that has an A.M. Best rating of not less than A-VIII; (ii) be in form and content reasonably acceptable to Landlord; and (iii) provide that it shall not be canceled or materially changed without thirty (30) days’ prior notice to Landlord (if commercially available, and otherwise such notice of cancelation or change shall be timely given by Tenant), except that ten (10) days’ prior notice may be given in the case of nonpayment of premiums. Tenant’s Commercial General Liability Insurance shall (a) name Landlord, Landlord’s managing agent, and any other party designated by Landlord (“Additional Insured Parties”) as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance. Landlord shall be designated as a loss payee with respect to Tenant’s Property insurance on any Tenant-Insured Improvements. Tenant shall deliver to Landlord, on or before the Commencement Date and at least fifteen (15) days before the expiration dates thereof, certificates from Tenant’s insurance company on the forms currently designated “ACORD 28” (Evidence of Commercial Property Insurance) and “ACORD 25-S” (Certificate of Liability Insurance) or the equivalent. Attached to the ACORD 25-S (or equivalent) there shall be an endorsement naming the Additional Insured Parties as additional insureds which shall be binding on Tenant’s insurance company and Tenant or Tenant’s insurance agent shall notify each Additional Insured Party in writing at least thirty (30) days before any termination or material change to the policies (if commercially available, and otherwise such notice of cancelation or change shall be timely given by Tenant), except that ten (10 days’ prior notice may be given in the case of nonpayment of premiums. If excess/umbrella insurance is provided, any such certificate shall evidence coverage specifically with respect to the Property and the amount of coverage allocated thereto in compliance with Section 14.01 hereof.

14.03    Tenant shall maintain such increased amounts of the insurance required to be carried by Tenant under this Section 14, and such other types and amounts of insurance covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but not in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

14.04    Landlord shall be responsible for obtaining and maintaining insurance covering the Property, the Building and the Park in such coverage types and amounts as a reasonably prudent Landlord of similar property in the Burlington area would maintain on the Property, the Building, and the Park.

15.	Subrogation.

Insofar as, and to the extent that, the following provision shall not make it impossible to secure insurance coverage obtainable from responsible insurance companies doing business in the locality in which the Property is located (even though extra premium may result therefrom), Landlord and Tenant mutually agree that any property damage insurance carried by either shall provide for the waiver by the insurance carrier of any right of subrogation against the other, and they further mutually agree that, with respect to any damage to property, the loss from which is covered by insurance then being carried by them (or the property insurance which they are obligated to carry under this Lease, whether or not actually carried), respectively, the one carrying such insurance and suffering such loss waives and releases the other of and from any and all claims with respect to such loss to the extent of the insurance proceeds paid with respect thereto.

16.	Casualty Damage.

16.01    If all or any portion of the Premises becomes untenantable or inaccessible by fire or other casualty to the Premises or the Common Areas (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord with a written estimate of the amount of time required, using standard working methods, to substantially complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). Landlord shall promptly forward a copy of the Completion Estimate to Tenant. If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within one hundred eighty (180) days from the date the repair is started, then either party shall have the right to terminate this Lease upon written notice to the other within ten (10) days after Tenant’s receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the gross negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and there is less than two (2) years of the Term remaining on the date of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building or Premises occurs.

16.02    If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Notwithstanding Section 15, upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s insurance with respect to any Leasehold Improvements performed by or for the benefit of Tenant; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within fifteen (15) days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs to such Leasehold Improvements. In no event shall Landlord be required to spend more for the restoration of the Premises and Common Areas than the proceeds received by Landlord, whether insurance proceeds or proceeds from Tenant. If following any such casualty, the Premises or Tenant’s access thereto have not been restored to the condition required hereunder by the later to occur of (a) the aforementioned one hundred eighty (180) day period or (b) the date that is thirty (30) days following the target completion date set forth in the Completion Estimate, then Tenant shall have the right to terminate this Lease upon thirty (30) days’ written notice to Landlord, provided that such notice shall be rendered null and void and of no effect if Landlord substantially completes the restoration within the thirty (30) day period following Tenant’s notice. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or any portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant.

17.	Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within forty-five (45) days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and Tenant’s Pro Rata Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds is expressly waived by Tenant, provided, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking. In no event shall Landlord be required to spend more for the restoration of the Premises, Building or Property than the proceeds received by Landlord in connection with the applicable Taking.

18.	Events of Default.

In addition to any other default specifically described in this Lease, each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due; provided, however, such failure to pay Rent when due shall not constitute a Default unless and until Tenant fails to cure any failure to pay Rent within five (5) days following Landlord’s written notice to Tenant of such late payment (“Monetary Default”), provided that Landlord shall not be required to provide more than two (2) written notices to Tenant of any failure to pay Rent in any twelve (12) month period, and, at Landlord’s option, any additional failures during such 12-month period shall constitute an immediate Monetary Default without notice; (b) Tenant’s failure (other than a Monetary Default or a default for which a shorter cure period is expressly provided herein) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within thirty (30) days after written notice to Tenant provided, however, if Tenant’s failure to comply cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time (not to exceed sixty (60) days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within ten (10) days and diligently pursues the cure to completion; (c) Tenant permits a Transfer without Landlord’s required approval or otherwise in violation of Section 11 of this Lease; or (d) Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (e) the leasehold estate is taken by process or operation of Law. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law.

19.	Remedies.

19.01    Upon Default, Landlord shall have the right to pursue any one or more of the following remedies:

(a)    Terminate this Lease by no less than two (2) days’ prior written notice delivered to Tenant, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant’s Property and any party occupying the Premises. Tenant shall pay Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a result of Tenant’s Default, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all reasonable out of pocket costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, legal fees and expenses, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.

(b)    Terminate Tenant’s right to possession of the Premises and, in compliance with Law, remove Tenant, Tenant’s Property and any parties occupying the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include concessions, free rent and work allowances) as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease.

19.02    In lieu of calculating damages under Section 19.01, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at the Prime Rate (defined below) then in effect, minus the then present fair rental value of the Premises for the remainder of the Term as determined by Landlord, similarly discounted, after deducting all anticipated Costs of Reletting. “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the state in which the Building is located.

19.03    If Tenant is in Default of any of its non-monetary obligations under this Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to five percent (5%) of the cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

20.	Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO LANDLORD’S INTEREST IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD UNDER THIS LEASE, AND IN NO EVENT SHALL ANY LANDLORD RELATED PARTIES (EXCLUDING LANDLORD) HAVE ANY LIABILITY TO TENANT OR ANY OTHER PARTY FOR ANY ACTION OR OMISSION OF LANDLORD

HEREUNDER. IN NO EVENT SHALL EITHER PARTY BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY UNDER THIS LEASE, NOR, EXCEPT AS EXPRESSLY SET FORTH HEREIN WITH RESPECT TO TENANT ONLY, SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 23 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT. WITHOUT LIMITING THE FOREGOING, IN NO EVENT SHALL LANDLORD OR ANY MORTGAGEES OR LANDLORD RELATED PARTIES EVER BE LIABLE FOR ANY CONSEQUENTIAL OR INCIDENTAL DAMAGES OR ANY LOST PROFITS OF TENANT.

21.    Relocation. Landlord, at its expense, shall have the one-time right exercisable at any time before or during the Term upon one hundred twenty (120) days’ prior written notice to Tenant, to relocate Tenant from the Premises to alternative space within the Park of reasonably comparable size, quality and utility (“Relocation Space”). Landlord shall use commercially reasonable efforts to accomplish as much of any such relocation as is reasonably practicable during non-business hours, so as to minimize unnecessary interruption to the business of the Tenant. Specifically, it is agreed that any such move shall be a so-called “white glove” move, with Tenant’s employees being responsible only to pack their personal items on a given date, and upon completion of the move only to unpack such personal items at their new work stations/offices. To the extent reasonably practicable and subject to Tenant’s good faith cooperation to effectuate same, any such relocation shall entail a Friday pack-up and weekend move, with the goal that Tenant shall be ready to occupy and operate in the Relocation Space as of the following Monday morning, subject to full cooperation of Tenant’s IT and other organizational employees necessary to cause the same to occur in coordination with Landlord. From and after the date of the relocation, the Base Rent and Tenant’s Pro Rata Share shall be adjusted based on the rentable square footage of the Relocation Space. Landlord shall pay Tenant’s reasonable costs of relocation, including all costs for moving Tenant’s furniture, equipment, supplies and other personal property, as well as the cost of printing and distributing change of address notices to Tenant’s customers and one month’s supply of stationery showing the new address. Notwithstanding the foregoing, Landlord agrees that it shall not exercise the aforementioned relocation right within the last twelve (12) months of the Term of this Lease.

22.	Holding Over.

If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per diem basis) equal to (a) for the first thirty (30) days, 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover, and (b) thereafter, 200% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In the event Tenant holds over more than thirty (30) days following the expiration or earlier termination of this Lease, Tenant shall be liable for all damages that Landlord suffers from the holdover, including lost leases or penalties payable to replacement tenants.

23.	Subordination to Mortgages; Estoppel Certificate.

23.01    Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, deeds to secure debt, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee or Landlord, Tenant shall execute, acknowledge as necessary and deliver to Landlord within fifteen (15) days after receipt thereof, a so-called subordination, non-disturbance and attornment agreement (“SNDA”) in favor of the Mortgagee on such Mortgagee’s standard form with such changes thereto as such Mortgagee shall agree to. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. Landlord and Tenant shall each, within twenty (20) days after receipt of a written request from the other, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, to Tenant’s knowledge the existence of any defaults and the amount of Rent that is due and payable. Notwithstanding anything to the contrary contained herein, Landlord shall make a commercially reasonable effort to provide Tenant with a SNDA from any current or future Mortgagee, on the form provided by such Mortgagee with such commercially reasonable revisions as Tenant may request and such Mortgagee shall agree to.

23.02    In the event Mortgagee enforces it rights under the Mortgage, Tenant, at Mortgagee’s option, will attorn to Mortgagee or its successor; provided, however, that Mortgagee or its successor shall not be liable for or bound by (i) any payment of any Rent installment which may have been made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by Landlord under this Lease (but Mortgagee, or such successor, shall be subject to the continuing obligations of landlord under the Lease to the extent arising from and after such succession to the extent of Mortgagee’s, or such successor’s, interest in the Property), (iii) any credits, claims, setoffs or defenses which Tenant may have against Landlord, or (iv) any obligation to complete any construction or improvements for the benefit of Tenant or advance any tenant improvement allowance. Tenant, upon the reasonable request by Mortgagee or such successor in interest, shall execute and deliver an instrument or instruments confirming such attornment. Notwithstanding the foregoing, if Mortgagee shall have entered into a non-disturbance agreement directly with the Tenant governing Tenant’s obligations to attorn to Mortgagee or such successor in interest as landlord, the terms and provisions of such non-disturbance agreement shall supercede the provisions of this Section 23.02.

24.	Notice.

All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1;. Each notice shall be deemed to have been delivered on the earlier to occur of actual delivery or the date on which delivery is refused, or one (1) day after notice is deposited with an overnight courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address. Notice may be given by counsel for either party.

25.	Surrender of Premises.

On the Termination Date or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant’s Property, or to restore the Premises to the required condition, on the Termination Date or earlier termination of this Lease or Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property and/or perform such restoration of the Premises. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within ten (10) days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and, at Landlord’s option, title to Tenant’s Property shall vest in Landlord or Landlord may dispose of Tenant’s Property in any manner Landlord deems appropriate.

26.	Miscellaneous.

26.01    This Lease shall be interpreted and enforced in accordance with the Laws of the state or commonwealth in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities.

26.02    Tenant represents and warrants to Landlord, and agrees, that (a) each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and (b) none of Tenant, Guarantor, if any, or its or their respective affiliates or partners nor to the best of its knowledge, its or their members, shareholders or other equity owners or any of its or their respective employees, officers, directors, representatives or agents is (i) a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action or (ii) in violation of any Laws relating to terrorism or money laundering.

26.03    Landlord represents and warrants to Tenant, and agrees, that: (a) each individual executing this Lease on behalf of Landlord is authorized to do so on behalf of Landlord, and (b) none of Landlord or its affiliates or partners nor to the best of its knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is (i) a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting

Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action or (ii) in violation of any Laws relating to terrorism or money laundering.

26.04    If Landlord retains an attorney or institutes legal proceedings due to Tenant’s Monetary Default, then Tenant shall be required to pay Additional Rent in an amount equal to the reasonable attorneys’ fees and costs actually incurred by Landlord in connection therewith. Notwithstanding the foregoing, in any action or proceeding between Landlord and Tenant, including any appellate or alternative dispute resolution proceeding, the prevailing party shall be entitled to recover from the non-prevailing party all of its costs and expenses in connection therewith, including, but not limited to, reasonable attorneys’ fees actually incurred. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. No failure by either party to declare a default immediately upon its occurrence, nor any delay by either party in taking action for a default, nor Landlord’s acceptance of Rent with knowledge of a default by Tenant, shall constitute a waiver of the default, nor shall it constitute an estoppel.

26.05    Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than any obligation of Tenant that can be performed by the payment of money e.g., the payment of the Security Deposit or Rent or the maintenance of insurance), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, pandemics, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

26.06    Tenant, within fifteen (15) days after written request, shall provide Landlord with a current financial statement for Tenant. Landlord, however, shall not require Tenant to provide such information more than once per Fiscal Year, unless Landlord is requested to produce the information in connection with a proposed financing or sale of the Building. Upon written request by Tenant, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant.

26.07    Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer, Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease from and after the date of the transfer.

26.08    Landlord and Tenant each represents to the other that it has dealt directly with and only with each of the Brokers (described in Section 1.11) as a broker, agent or finder in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers, agents or finders claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers, agents or finders claiming to have represented Landlord in connection with this Lease.

26.09    The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

26.10    Tenant may peacefully have, hold and enjoy the Premises free from interference by Landlord or Landlord Related Parties subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements.

26.11    This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. Landlord reserves the right to make changes to the Property (including adding or removing land therefrom), Building and Common Areas as Landlord deems appropriate, including, without limitation, relocation of some or all of the surface parking spaces located on the Property to structured parking to be used in connection with the Property. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant. Wherever this Lease requires Landlord to provide a customary service or to act in a reasonable manner (whether in incurring an expense, establishing a rule or regulation, providing an approval or consent, or performing any other act), this Lease shall be deemed also to provide that whether such service is customary or such conduct is reasonable shall be determined by reference to the practices of owners of buildings that (i) are comparable to the Building in size, age, class, quality and location, and (ii) at Landlord’s option, have been, or are being prepared to be, certified under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar rating system.

26.12    Submission of this Lease by Landlord is not an offer to enter into this Lease but rather is a solicitation for such an offer by Tenant. Neither party shall be bound by this Lease until both parties have executed and delivered the Lease to the other party.

26.13    It is intended that all Rent payable by Tenant to Landlord, which includes all sums, charges, or amounts of whatever nature to be paid by Tenant to Landlord in accordance with the provisions of this Lease, shall qualify as “rents from real property” within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code (the “Code”), and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). If Landlord, in its sole discretion, determines that there is any risk that all or part of any Rent shall not qualify as “rents from real property” for the purposes of Section 512(b)(3) or 856(d) of the Code and the Regulations, Tenant agrees (i) to cooperate with Landlord by entering into such amendment or amendments to this Lease (or any applicable sublease or assignment of this Lease) as Landlord reasonably deems necessary to qualify all Rent as “rents from real property,” and (ii) to permit an assignment of this Lease; provided, however, that any adjustments required under this Section shall be made so as to produce the substantially equivalent (in economic terms) Rent as payable before the adjustment.

26.14    If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not create adverse consequences for Tenant or otherwise require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides.

26.15    Tenant shall not record this Lease or any memorandum or notice of Lease.

26.16    This Lease may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties. Transmission of a facsimile or by email of a pdf copy of the signed counterpart of the Lease shall be deemed the equivalent of the delivery of the original, and any party so delivering a facsimile or pdf copy of the signed counterpart of the Lease by email transmission shall in all events deliver to the other party an original signature promptly upon request.

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Landlord and Tenant have executed this Lease under seal in two or more counterparts as of the day and year first above written.

LANDLORD:

NEEP INVESTORS HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Stephen A. Kinsella
Name:	Stephen A. Kinsella
Title:	Authorized Officer

TENANT:

SCPHARMACEUTICALS INC., a Delaware corporation

By:	/s/ John H. Tucker
Name:	John H. Tucker
Title:	CEO

EXHIBIT A-1

OUTLINE AND LOCATION OF PREMISES

scPharmaceuticals, Inc. - 13,066 RSF

2400 DISTRICT AVENUE - THIRD FLOOR - SUITE 310 -

BURLINGTON, MA

A-1-1

EXHIBIT A-2

LEGAL DESCRIPTION OF THE PROPERTY

All that certain parcel of registered land with the buildings thereon situated on Burlington Mall Road and Executive Mall Road (formerly Entrance Road) in The District in the Town of Burlington, Middlesex County, Commonwealth of Massachusetts and being known and numbered as 2400 District Avenue in said Burlington, all more particularly described as follows:

That certain parcel of land situated in Burlington, Middlesex County, Massachusetts being more particularly shown as Lot 19 on Land Court Plan No. 31049-I filed with the Middlesex South Registry District of the Land Court in Registration Book 771, Page 47 with Certificate 128197.

A-2-1

EXHIBIT B

EXPENSES AND TAXES

1.	Payments.

1.01    Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Expenses (defined below) for each calendar year during the Term exceed Expenses for the Base Year (the “Expense Excess”) and also the amount, if any, by which Taxes (defined below) for each Fiscal Year during the Term exceed Taxes for the Base Year (the “Tax Excess”). If Expenses or Taxes in any calendar year or Fiscal Year decrease below the amount of Expenses or Taxes for the Base Year, Tenant’s Pro Rata Share of Expenses or Taxes, as the case may be, for that calendar year or Fiscal Year shall be $0. Landlord shall provide Tenant with a good faith estimate of the Expense Excess and of the Tax Excess for each calendar year or Fiscal Year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of both the Expense Excess and Tax Excess. If Landlord determines that its good faith estimate of the Expense Excess or of the Tax Excess was incorrect by a material amount, Landlord may provide Tenant with a revised estimate. After its receipt of a revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess or the Tax Excess by the first day of a calendar year or Fiscal Year, as the case may be, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate. Tenant shall pay Landlord the amount of any underpayment within thirty (30) days after receipt of the new estimate. Any overpayment shall be refunded to Tenant within thirty (30) days or credited against the next due future installment(s) of Additional Rent.

1.02    As soon as is practical following the end of each calendar year or Fiscal Year, as the case may be, Landlord shall furnish Tenant with a statement of the actual Expenses and Expense Excess and the actual Taxes and Tax Excess for the prior calendar year or Fiscal Year, as the case may be. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year or Fiscal Year, as the case may be, is more than the actual Expense Excess or actual Tax Excess for the prior calendar year or Fiscal Year, as the case may be, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year or Fiscal Year, as the case may be, is less than the actual Expense Excess or actual Tax Excess, for such prior calendar year or Fiscal Year, as the case may be, Tenant shall pay Landlord, within thirty (30) days after its receipt of the statement of Expenses or Taxes, any underpayment for the prior calendar year or Fiscal Year, as the case may be.

2.	Expenses.

2.01    “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building, the Property, and the Park (as hereinafter provided for). Expenses include, without limitation: (a) all labor and labor related costs, including wages, salaries, bonuses, taxes, insurance, uniforms, training, retirement plans, pension plans and other employee benefits; (b) management fees in an amount equal to three percent (3%) of the gross revenues from the Building; (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building, provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and the other buildings or properties; (d) accounting costs; (e) the cost of services; (f) rental and purchase cost of parts, supplies, tools and equipment; (g) insurance premiums and commercially reasonable deductibles; (h) electricity, gas and other utility costs; and (i) the amortized cost of capital improvements (as distinguished from repairs or replacement parts or components installed in the ordinary course of business, all of which shall be includable in Expenses, but excluding in any event replacement of the roof, HVAC, parking lot or structure of the Building) made subsequent to the Base Year which are: (1) intended to effect economies in the operation or maintenance of the Property and/or the Park, reduce current or future Expenses, or enhance the safety or security of the Property and/or the Park or its occupants, or enhance the environmental sustainability of the Property’s operations, (2) replacements or modifications of nonstructural items located in the Base Building or Common Areas that are required to keep the Base Building or Common Areas in good condition, or (3)required under any Law first in effect following the Commencement Date. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord in accordance with generally accepted accounting principles. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under the Lease. If Landlord incurs Expenses for the Building or Property together with one or more other buildings in the Park, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and Property and the other buildings or properties in the Park, as applicable.

2.02    Expenses shall not include: the cost of capital improvements (except as set forth above); depreciation; reserves, principal or interest payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building, including advertising, legal and space planning expenses, brokerage commissions; lease concessions, rental abatements and construction allowances granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of Taxes or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases, costs of Landlord’s charitable or political contributions, or of artwork maintained at the Property to the extent in excess of reasonable and typical expenses for artwork at comparable buildings in the Burlington area, costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Property and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Property whether or not such other tenant or occupant is specifically charged therefor by Landlord, overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Property or Park to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis, salaries, wages, benefits and other compensation paid to employees of Landlord at or above the level of property manager, asset manager or similar title of persons who perform a management or administrative function as opposed to persons performing the ongoing maintenance or repair of the Property, the original construction costs of the Property or Park and renovation prior to the date of the Lease and costs of correcting defects in such original construction or renovation, or the cost of the removal of any hazardous materials in, on or about the Property or Park.

2.03    If at any time during a calendar year the Building and/or any other building in the Park, as applicable, is not at least 95% occupied (or a service provided by Landlord to tenants of the Building (and/or any such other building) generally is not provided by Landlord to a tenant that provides such service itself, or any tenant of the Building (and/or any such other building) is entitled to free rent, rent abatement or the like), Expenses shall, at Landlord’s option, be determined as if the Building (and/or any such other building) had been 95% occupied (and all services provided by Landlord to tenants of the Building (and/or any such other building) generally had been provided by Landlord to all tenants, and no tenant of the Building (and/or any such other building) had been entitled to free rent, rent abatement or the like) during that calendar year. If Expenses for a calendar year are determined as provided in the prior sentence, Expenses for the Base Year shall also be determined in such manner. Notwithstanding the foregoing, Landlord may calculate the extrapolation of Expenses under this Section based on 100% occupancy and service so long as such percentage is used consistently for each year of the Term, including the Base Year. The extrapolation of Expenses under this Section shall be performed in accordance with the methodology specified by the Building Owners and Managers Association.

Further, in the event that any item of Expenses for the Base Year is unusually high due to unusual or extraordinary circumstances or events (for example, an unusually harsh winter which might result in higher than normal heating costs and/or snow and ice removal costs), such item shall be adjusted and reduced to reflect the projected cost of what such item would have been had such unusual or extraordinary circumstances or events not arisen, and such adjusted amount shall be used in determining Expenses for the Base Year.

3.    “Taxes” shall mean: (a) all real property taxes and other assessments on the Building and/or Property, including, but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall be determined without regard to any “green building” credit and shall not include any income, capital levy, transfer, capital stock, gift, estate or inheritance tax. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Tax Excess, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Likewise, if a change is obtained for Taxes for the Base Year, Taxes for the Base Year shall be restated and the Tax Excess for all subsequent years shall be recomputed. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in the Tax Excess within thirty (30) days after Tenant’s receipt of a statement from Landlord.

4.	Audit Rights.

Within ninety (90) days after receiving Landlord’s statement of Expenses (or, with respect to the Base Year Expenses, within ninety (90) days after receiving Landlord’s initial statement of Expenses for the Base Year) (each such period is referred to as the “Review Notice Period”), Tenant may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses, Taxes and electricity to which the statement applies, and within thirty (30) days after delivering the Review Notice to Landlord (such period is referred to as the “Request for Information Period”), Tenant shall send Landlord a written request identifying, with a reasonable degree of specificity, the particular information Tenant desires to review (the “Request for Information”). Within a reasonable time (not to exceed fifteen (15) Business Days) after Landlord’s receipt of a timely Request for Information, Landlord shall forward to Tenant, or make available for inspection on site at either the Building or at Landlord’s principal place of business, such records (or copies thereof) for the applicable calendar year, Fiscal Year (or Base Year, as applicable) that are reasonably necessary for Tenant to conduct its review of the information identified in the Request for Information. Within sixty (60) days after any particular records are made available to Tenant (such period is referred to as the “Objection Period”), Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to (i) Landlord’s statement of Expenses for that year which relates to the records that have been made available to Tenant and/or (ii) such records made available to Tenant, or the lack thereof. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Expenses for the calendar year, Fiscal Year, and/or applicable billing period, are less than reported, Landlord shall promptly provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant, so that Tenant is reimbursed as quickly as possible. Likewise, if Landlord and Tenant determine that Expenses for the calendar year, Fiscal Year, and/or applicable billing period, are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days. If Tenant fails to give Landlord an Objection Notice with respect to any records that have been made available to Tenant prior to expiration of the Objection Period applicable to the records which have been provided to Tenant, Tenant shall be deemed to have approved Landlord’s statement with respect to the matters reflected in such records and shall be barred from raising any claims regarding the Expenses, Taxes, electricity or the Additional Rent payable during such periods. If Tenant fails to provide Landlord with a Review Notice prior to expiration of the Review Notice Period or fails to provide Landlord with a Request for Information prior to expiration of the Request for Information Period described above, Tenant shall be deemed to have approved Landlord’s statement of applicable Expenses, applicable Taxes, applicable electricity or applicable Additional Rent and shall be barred from raising any claims regarding the applicable Expenses, applicable Taxes, applicable electricity or applicable Additional Rent for that year, Fiscal Year and/or applicable billing period.

If Tenant retains an agent to review Landlord’s records, the agent must be a CPA firm of individual CPA licensed to do business in the state or commonwealth where the Property is located, and must be compensated solely on an hourly (and not contingency) basis. Tenant shall be solely responsible for all of Tenant’s costs, expenses and fees incurred for the audit, and the fees charged cannot be based in whole or in part on a contingency basis. Landlord shall be solely responsible for all of Landlord’s costs, expenses and fees incurred for the audit.

The records and related information obtained by Tenant shall be treated as confidential, and applicable only to the Building and the Property by Tenant and its auditors, consultants and other parties reviewing such records on behalf of Tenant (collectively, “Tenant’s Auditors”). In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay (i) monthly the Base Rent, and (ii) monthly the regular recurring estimated payment of Expenses, Taxes and Electricity. In the event such audit discloses that Landlord’s statement overstated such actual costs and expenses by five percent (5.0%) or more, then Landlord shall reimburse Tenant for the actual and reasonable cost of said audit within thirty (30) days of written demand therefor by Tenant.

EXHIBIT C

WORK LETTER

1.	This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the preparation of the Premises for Tenant’s occupancy. As used herein, “Landlord Work” shall mean the work to be completed by Landlord, in a good and workmanlike manner, and in accordance with applicable Laws, to prepare the Premises for Tenant’s occupancy as described in the plan(s) and specifications set forth or referred to in Exhibit C-1 attached hereto (the “Plan”) and Exhibit C-2 attached hereto (the “Building Standard Specifications,” and together with the Plan, the “Plans and Specifications”), which are incorporated herein. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord in its sole discretion, which may be Cranshaw Construction, an affiliate of Landlord.

2.	Landlord shall be responsible for the preparation of all initial and final architectural, electrical and mechanical construction drawings, plans and specifications (called “Plans”) necessary to construct the Landlord Work in accordance with the conceptual floor plan for the Premises attached to this Lease as Exhibit C-1, which has been mutually approved by the parties. Tenant shall be obligated to use diligent, good faith, and commercially reasonable efforts to respond to all requests from Landlord or Landlord’s architect for information necessary to prepare, revise or finalize the Plans as soon as is reasonably practicable, but in any event within two (2) Business Days following written request therefor (unless a longer response period is specified in any such written request from Landlord or Landlord’s architect) in order to facilitate the timely preparation of the Plans, and Tenant’s failure to timely respond as aforesaid shall constitute a Tenant Delay (on a day-for-day basis, beginning on the day following the day set forth above for Tenant to respond, and ending on the day on which Tenant does in fact respond to the request for information) pursuant to the provisions of the Lease.

3.	On or prior to May 26, 2017, Landlord shall prepare and submit to Tenant final architectural, electrical and mechanical construction drawings, plans and specifications necessary to construct the Landlord Work in accordance with Exhibit C-1. If Tenant shall request any changes to the Landlord Work following such date, in its sole discretion (each, a “Change Order”), Landlord shall cause to be prepared any necessary revisions to the Plans and Specifications, and Tenant shall reimburse Landlord on demand for the cost of preparing such revisions. Landlord shall notify Tenant in writing of the estimated increased cost, if any, which will be chargeable to Tenant by reason of such Change Order(s), and any Tenant Delay reasonably expected to result therefrom. Tenant shall, within three (3) Business Days after receiving Landlord’s estimate of the cost of the Change Order(s), notify Landlord in writing whether it desires to proceed with such Change Order(s) and accept such increased cost and Tenant Delay, if any. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested Change Order(s), or Landlord may elect to discontinue work on the Premises until it receives notice of Tenant’s decision plus payment of any such increased cost and acceptance by Tenant of such Tenant Delay, in which event Tenant shall be responsible for any additional Tenant Delay in completion of Landlord Work (as reasonably determined by Landlord) resulting from such delay in written authorization.

C-1

4.	If Landlord shall be delayed in Landlord Work being Substantially Complete as a result of the occurrence of any of the following (a “Tenant Delay”):

(a)	Tenant’s failure to furnish information in accordance with this Work Letter or to respond to any request by Landlord for any approval or information within any time period prescribed, or if no time period is prescribed, then within two (2) Business Days after such written request; or

(b)	Tenant’s request for materials, finishes or installations that have long lead times after having first been informed by Landlord that such materials, finishes or installations will cause a Delay; or

(c)	Any Change Order(s) or failure to timely approve same; or

(d)	The performance or nonperformance by a person or entity employed by on or behalf of Tenant in the completion of any work in the Premises (all such work and such persons or entities being subject to prior approval of Landlord); or

(e)	Any request by Tenant that Landlord delay the completion of any component of Landlord Work; or

(f)	Any breach or failure by Tenant in the performance of Tenant’s obligations under the Lease; or

(g)	Tenant’s failure to pay any amounts as and when due under this Work Letter; or

(h)	Any delay resulting from Tenant’s having taken possession of the Premises for any reason prior to Landlord Work being Substantially Complete; or

(i)	Any other delay reasonably and directly chargeable to Tenant, its agents, employees or independent contractors;

then, for purposes of determining the Commencement Date, the date that Landlord Work shall be deemed to be Substantially Complete shall be the day that Landlord Work would have been Substantially Complete absent any such Tenant Delay, all as reasonably determined by Landlord.

5.	This Work Letter shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Lease Term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease. All capitalized terms used in this Work Letter but not defined herein shall have the same meanings ascribed to such terms in the Lease.

[END OF EXHIBIT C]

C-2

EXHIBIT C-1

PREMISES FIT PLAN

*	Countertop in pantry storage included as an add/alt. It is understood additional millwork is at the sole cost of the tenant.

C-1-1

EXHIBIT C-2

BUILDING STANDARD SPECIFICATIONS

THE DISTRICT BUILDING STANDARDS

1.	Walls

a.	2 V” metal studs with 5/8” GWB each side; taped, spackled and sanded

b.	Tenant Suite Demising walls - Construction full height to underside of deck with insulation

c.	Private offices and all interior suite walls - Construction height 6” above finished ceiling

d.	Conference Rooms - Construction full height to underside of deck with sound batt wall insulation at walls between rooms

e.	Server Rooms - Construction full height to underside of deck with sound batt wall insulation on all sides

f.	All walls must penetrate the ceiling a minimum of 6”. All demising partitions and corridor walls must extend completely and be sound insulated and fire taped; drywall and studs must extend to the underside of the slab. All voids fire stopped.

2.	Floors

a.	Office interiors and reception - minimum 32 oz level loop commercial carpet, tile or broadloom Cost:($30/sy). Broadloom carpet is required at all 1st floors suites.

b.	Storage, kitchens, break area, copy rooms - 12” x 12” VCT tile.

3.	Base

4”	Rubber base

4.	Doors & Sidelights

Entryway Doors - All tenant entry doors on the public corridors of multi-tenant floors are to:

1.	Match existing doors of other tenants on the respective floors

OR

2.	Building Standard glass door with glass sidelight

Glass door hardware:

Pivot hinges (top and bottom)

Door pulls (both sides) per elevation

Top and bottom rails at door

Concealed closer (2 for pair of doors)

Electromagnetic lock Schlage electronics m490 (Schlage electronics m492. for pair)

Motion sensor - Schlage electronics scan ii

Push to exit button - Schlage electronics 621rd-ex-da.

Key switch device - Schlage electronics 653-05 for suite without card access/keypad

Any Deviation from building standard must be approved by Property Management. Interior Suite Doors - all interior doors within a tenant suite are to be 8’ high prefinished wood veneer solid core door.

i.	Office interiors

100, 700 and 2400 District Avenue

Manufacturer: VT Industries

Style:	Heritage Collection Architectural Wood Door
White Birch Veneer Plain Sliced, Grade A
Five-Ply Flush Bonded Particle Door
Color: TBD

C-2-1

ii.	Frame - Hollow Metal, painted

Interior Sidelights - Drywall cased 18” frameless sidelight

5.	Hardware and Locks

a.	All door hardware must conform to the building standard specification below. All Locks, including interior locks, must be building standard US 26D (626) Satin Chrome.

Cylindrical lock:	Schlage ND series
Athens Lever Design
626 Satin Chromium Plated

b.	All mag locks must be tied into the Building’s Fire Alarm System. All mag locks must fail safe on fire alarm.

c.	All re-keying to be done at tenant’s expense with approved landlord vendor:

Action Lock and Key

Office number 781-229-9992

Email: nicole@alkinc.net

17 Cambridge Street Burlington, MA 01803

Keying as follow:

C145 Primus

2400 District Avenue

6.	Ceilings

a.	Existing or 8’-6” ceiling height.

b.	All new ceilings are to be Armstrong Dune #1775 24”x24”, 9/16” beveled tegular tile, White

c.	All new ceiling grids must use Armstrong Suprafine XL 9/16” exposed tee system, White

d.	At initial walkthrough evaluate above ceiling conditions for open ceiling concept and inform landlord of findings and/or challenges

7.	Paint

a.	(1) coat primer, (2) coats finish latex, eggshell finish at all gyp. walls Millwork

8.	Millwork

a.	Plastic laminated base and upper cabinets as indicated on Tenant Space plans in kitchen area and work areas

b.	Exclusions; Reception desk

9.	Lighting

a.	General: if parabolic fixtures exist within suite, they must be replaced with either T5 or LED fixtures as follow:

i.	2’x4’ recessed direct/indirect basket fixture Focal Point Luna FLU-24-PS-3-T5-G-WH (3) T-5; 3500k

ii.	2’x2’ recessed direct/indirect basket fixture Focal Point Luna FLU-22-PS-2-T5-G-WH (2) T-5; 3500k

iii.	Downlight: Spectrum Lighting: SGE6LEDOS-20L-35K-DS102-MW

iv.	Wallwasher: Spectrum Lighting: SGW6LEDOS-20L-35K-DS102-MW

v.	Exit Sign: Edge-Lit mirror back LED recessed mount, brushed aluminimun with red lettering, emergency battery and self diagnostics. Arrows as required by location. Lithonia Lighting: LRP X RMR X 120/277 EL/N

C-2-2

b.	Illumination levels as required by State of Massachusetts Building Energy Code

c.	Standard switching motion sensors to comply with State of Massachusetts Building Energy Code

d.	All new light switches to be white plate and white device. If existing devices are to remain in 50% of suite they must match existing

e.	Light Fixtures can be secured to structure by jack chain only. No tie wires of any kind shall be allowed

10.	Electrical

a.	Private Offices - (2) duplex outlet receptacles

b.	Open Office Areas - Convenience duplex outlet receptacles as required.

c.	All new electrical receptacles to be white plate and white device. If existing devices are to remain in 50% of suite they must match existing

d.	Wiring within all closets, or any exposed interior area shall be EMT conduit from any enclosure to a minimum of 6” above ceiling

e.	All outlet must be labelled with panel and circuit numbers

f.	All floor coring must be done off hours and notification must be sent in writing to landlord 2 weeks prior to date of work

11.	Voice and Data

a.	Private offices - (1) junction box w/pull string

b.	Open Office Area - Junction box w/pull string as required by Tenant’s Layout

c.	Tenant is responsible for all Voice, Data and A/V distribution

12.	HVAC

a.	During construction:

i.	Negative air units need to be in place and operating at all times

ii.	All returns must be covered with filter media at all times

b.	Tenant is responsible for installation, repairs, maintenance and replacement of all supplemental HVAC units dedicated to their Premises

c.	Thermostat locations as required by zone

d.	Return Air through plenum

e.	Approved Balancing Contractors at The District

i.	J.F. Coffey Associates

Martin Monaghan

martin@jfcoffey.com

(617) 769-9901

61 Willard Street

Quincy, MA 02169

ii.	E.L. Barrett

Ed Barrett

m.(617) 770-9075

b. (617) 770-9990

1147 Hancock Street, Suite 201

Quincy, MA 02169

13.	Plumbing

a.	According to plan: including distribution, insulation, electrical water heater, vents and drains

C-2-3

b.	All water heaters shall have an automatic leak detector and water shutoff included as part of install

c.	All hot water heaters shall have drain pans

d.	Check life of existing water heater in premises and replace as required

e.	If a sink has an ejector pump it must be replaced

f.	Tenant is responsible for the cost of valved and capped cold water lines required for tenant’s equipment (ie. refrigerator, coffee machine, filtration system, etc.)

i.	Tenant is responsible for all equipment

g.	Tenant is responsible for all repairs and replacement of water heaters that are dedicated to their premises

14.	Fire Protection

a.	Interior hydraulically calculation fire protection sprinkler system per State of Massachusetts Building Code.

b.	Fully sprinklered

c.	Sprinkler heads are to be concealed type, centered in ceiling tile.

15.	Fire Alarm

a.	As required by State of Massachusetts Building Code.

b.	Testing and programming by companies listed below in respective buildings.

Testing by RB Allen and fire alarm company on record for testing

RB Allen Contact Info

Jack Hall

Office number 603-964-8140

Email: jackhall@rballen.com

Programming by RB Allen

RB Allen Contact Info

Jack Hall

Office number 603-964-8140

Email: jackhall@rballen.com

16.	Security

a.	Tenant is responsible for installing any and all security systems, alarms, controls and distribution dedicated to their Premises. Security system must be approved by Landlord PRIOR to installation.

17.	Fireproofing

a.	In event of any structural steel is exposed at 700, 800 and 2400 District, thorough fireproofing shall be required as part of contractor’s scope of work.

b.	Subcontractors engaged to replace fireproofing materials must be licensed by the manufacturer and have prior experience in at least two projects of similar size and scope.

c.	All structural elements (columns, beams, etc.) must have an application to afford three hours of fire resistance. Floors and decking are to be two hour rated.

C-2-4

EXHIBIT D

COMMENCEMENT LETTER

Date	2017
Tenant	ScPharmaceuticals Inc.
Address	2400 District Avenue, Suite 310
Burlington, Massachusetts 01803

Re:	Commencement Letter with respect to that certain Lease dated as of , 2017, by and between NEEP Investors Holdings LLC, as Landlord, and ScPharmaceuticals Inc., as Tenant, for 13,066 rentable square feet on the 3rd floor of the Building located at 2400 District Avenue, Burlington, Massachusetts 01803.

Dear                     :

In accordance with the terms and conditions of the above referenced Lease, Tenant hereby confirms and agrees that it has accepted possession of the Premises with the Landlord Work having been completed, and acknowledges as follows:

1.	The Commencement Date of the Lease is ;

2.	The Rent Commencement Date of the Lease is ; and

3.	The Termination Date of the Lease is .

Please acknowledge the foregoing and your acceptance of possession by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention. Tenant’s failure to execute and return this letter, or to provide written objection to the statements contained in this letter, within 10 days after the date of this letter shall be deemed an approval by Tenant of the statements contained herein.

Sincerely,

NEEP Investors Holdings LLC

By:
Authorized Signatory

Acknowledged and Accepted:

Tenant:	ScPhamaceuticals Inc.

By:
Name:
Title:
Date:	,2017

D-1

EXHIBIT E

BUILDING RULES AND REGULATIONS

Capitalized terms used but not defined herein shall have the meanings given in the Lease.

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control.

1.    Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2.    Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances.

3.    No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises, shall be installed by Landlord, at Landlord’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld. Landlord shall make one space in the Building’s directory located in the lobby of the Building available to identify Tenant’s name. Landlord shall make any revisions as Tenant requests in and to the initial listing after the Commencement Date, provided Tenant shall pay Landlord Landlord’s reasonable charge for such revision.

4.    Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.    Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Landlord’s cost and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of the Lease.

6.    All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to provide certificates of insurance as required under Section 9.03 of this Lease and comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time. Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or to the Premises. If Landlord permits access, Landlord may condition the access upon the payment to Landlord by the service provider of fees assessed by Landlord in Landlord’s sole discretion.

7.    Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be performed in a manner and restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, including the names of any contractors, vendors or delivery companies, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall assume all risk for damage, injury or loss in connection with the activity and shall provide appropriate certificates of insurance covering any such activities as may be required by Landlord.

8.    Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld; provided that approval by Landlord shall not relieve Tenant from liability for any damage in connection with such heavy equipment or articles.

9.    Corridor doors, when not in use, shall be kept closed.

10.    Tenant shall not: (a) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (b) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (c) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.

11.    No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12.    No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq., M.G.L. c. 21C, M.G.L. c. 21E or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.

13.    Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

14.    Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions.

15.    Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.    Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

17.    Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.    Landlord may from time to time adopt systems and procedures for the security and safety of the Building and Property, their occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19.    Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.    Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless a portion of the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a nonsmoking building.

21.    Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

22.    Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

23.    The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

24.    Tenant shall cause its employees, agents, invitees and contractors to comply with Landlord’s smoking policy for the Building and the Park, which may be communicated to Tenant from time to time (e.g. smokers to use only designated outside area(s)).

25.    Tenant shall at all times cause its employees, agents, invitees and contractors to obey posted speed limits within the Park.

EXHIBIT F

ADDITIONAL PROVISIONS

I.	PARKING.

Landlord agrees that during the term of this Lease, Tenant shall have the right (at no additional charge) to use forty-three (43) non-designated parking spaces (based on a ratio of 3.25 spaces per 1,000 rentable square feet of the Premises) as may be reasonably necessary to accommodate officers, employees, guests, invitees and clients, in connection with the operation of its business following the Commencement Date. Tenant’s parking spaces shall be located in the areas designated at the Park by Landlord from time to time in its sole discretion, including, without limitation, some or all of such spaces in the parking garage in the Park. At Landlord’s election and at no cost to Tenant, Landlord may designate parking spaces for exclusive use by Tenant and other tenants of the Property and may install signage or implement a pass or sticker system to control parking use, and may employ valet parking to meet the requirements of this Section. To the extent applicable to Tenant’s use of the parking spaces, the provisions of the Lease shall apply, including rules and regulations of general applicability from time to time promulgated by Landlord.

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